Exhibit 99.1

Consolidated Communications Reports Fourth Quarter and Full-Year 2021 Results

Exceeded fiber build target for 2021 and completed more than 330,000 upgrades to Gigabit+ speeds.

Launched new consumer Fidium brand with superior customer experience, reinforcing the Company’s broadband-first strategy.

Closed on final stage of the Searchlight Capital Partners investment in fourth quarter of 2021.

Subsequent to quarter-end, Company signed agreement to sell Kansas City assets and completed the sale of the Company’s Ohio operations for $26 million in proceeds.

Mattoon, Ill. – Mar. 3, 2022 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today reported results for the fourth quarter and full-year 2021.

“We had very strong execution on our fiber expansion and achieved 110% of our target resulting in 330,000 locations upgraded in 2021 to fiber services with multi-Gig capable speeds,” said Bob Udell, president and chief executive officer at Consolidated Communications. “In 2022, we plan to upgrade 400,000 additional locations and achieve a milestone of 1 million fiber Gigabit+ passings, demonstrating great momentum towards our goal to upgrade 1.6 million locations or 70% of passings by 2025. We continue to build a foundation for growth that we believe will bring significant benefits to our consumer, commercial and carrier customers. 2022 will be a key investment year as we expand our consumer Fidium Fiber product in Consolidated’s legacy markets, a catalyst to return to revenue growth and long-term value creation.”

Fourth Quarter 2021 Highlights and Results (compared to fourth quarter 2020 where applicable)

●	Revenue totaled $318.5 million, generating Adjusted EBITDA of $126.2 million.
●	Consumer broadband revenue totaled $67.0 million, up 1.1% with 4,500 consumer fiber subscribers added in the fourth quarter.
●	Commercial and Carrier Data-Transport revenue totaled $90.1 million, down 2.9%.
●	Other Products and Services included revenue associated with public-private partnership network builds totaling $5.7 million.
●	Upgraded over 111,500 locations to fiber services with Gig+ capable speeds.
●	Net cash from operating activities was $22.9 million. Cash and short-term investments totaled $210.4 million.
●	Committed capital expenditures totaled $176.3 million.
●	Closed on the second stage of Searchlight Capital Partners’ investment on Dec. 7, 2021 and received the remaining $75 million of the aggregate $425 million investment.

Operating expenses were $209 million, $15.2 million or 6.8% lower than a year ago. The primary drivers were lower labor costs offset slightly by increased advertising expense. In the fourth quarter 2020, transaction costs of $7.6 million were recognized related to the Searchlight investment.

Income from operations totaled $34.3 million, up from $21.0 million a year ago. The year-over-year increase was primarily the result of lower operating expenses of $15.2 million, a decline in depreciation and amortization expense of $5.7 million, offset by a revenue decline of $7.6 million.

Net interest expense was $38.2 million, a decrease of $10.2 million compared to a year ago. This was primarily the result of a favorable repricing of the Company’s term loan B in the first quarter 2021, combined with lower non-cash interest of $2.8 million on the Searchlight note. The note was converted to perpetual preferred stock in conjunction with the second stage closing on the Searchlight investment.

In the quarter, the Company recognized a non-cash gain of $13.1 million related to a change in the fair value of the Searchlight contingent payment obligations in connection with their investment. At the second stage closing on the Searchlight investment, all contingent payment obligations converted to common equity of the Company.

Cash distributions from the Company’s wireless partnerships totaled $9.9 million, compared to $9.5 million a year ago.

GAAP net income was $15.0 million, compared to a net loss of $6.8 million for the same period a year ago. GAAP net income per share was $0.12 compared to a net loss of ($0.09) in the prior year. Adjusted diluted net income per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.13 compared to $0.12 in the year ago quarter.

Adjusted EBITDA was $126.2 million, down from $132.3 million in the prior year.

Full-Year 2021 Highlights and Results (compared to full-year 2020 where applicable)

●	Revenue totaled $1.28 billion, generating Adjusted EBITDA of $506.9 million.
●	Consumer broadband revenue totaled $269.3 million, up 2.4%, added 15,512 consumer fiber subscribers.
●	Commercial and carrier data-transport revenue totaled $362.4 million and grew $300,000 or 0.1%.
●	Other Products and Services revenue increased $11.2 million, primarily due to public-private partnership network builds, which totaled $13.5 million.
●	Total operating expenses were $840.7 million, lower by $2.9 million.
●	Net cash from operating activities was $318.9 million.
●	Completed over 330,000 fiber upgrades enabling Gig+ speeds.
●	Committed Capital expenditures totaled $515.8 million supporting the fiber expansion plan.
●	Fiber lit buildings increased 10.4% and more than 5,700 fiber-route miles were built.
●	Consumer data ARPU increased 6% to $57.60.

Recent Developments

On March 3, Consolidated announced an agreement to sell its Kansas City assets as part of its ongoing market portfolio review and enhanced focus on the Company’s fiber expansion plans in its core regions. The asset sale is an all-cash transaction, subject to closing conditions and customary regulatory approvals, and is expected to close in the second half of 2022.

On Feb. 1, 2022, Consolidated closed on the sale of its Ohio assets, for total proceeds of $26 million. The Company intends to use proceeds from the asset sale to further support its fiber expansion plans.

2022 Outlook

“A year and a half ago, we initiated a new growth plan for Consolidated, entered a new strategic partnership and outlined the most ambitious fiber expansion in our history,” said Steve Childers, chief financial officer at Consolidated Communications. “We will continue to accelerate investments, which support our fiber-first strategy and expansion plans for 2022 as we create new opportunities to offset anticipated legacy declines, including approximately $42 million in subsidy funding and carrier tower contract renewals. We remain focused on positioning the Company for long-term growth and value creation.”

Consolidated Communications is providing the following outlook for the full-year 2022.

●	Adjusted EBITDA is expected to be in a range of $410 million to $425 million.
●	Capital expenditures are expected to be in a range of $475 million to $495 million.
●	Cash interest expense is expected to be in a range of $123 million to $127 million.
●	Cash income taxes are expected to be in a range of $2 million to $4 million.

Conference Call

Consolidated’s fourth quarter 2021 earnings conference call will be webcast live today at 10 a.m. ET. The webcast and materials will be available on the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 888-350-3436, conference ID 3623349.  A phone replay of the conference call will be available through March 10 by calling 800-770-2030, enter ID 3623349.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is dedicated to moving people, businesses and communities forward by delivering the latest reliable communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning 50,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Searchlight or our refinancing of outstanding debt, including our senior secured credit facilities, will not be realized; the outcome of any legal proceedings that may be instituted against the Company or its directors; the anticipated use of proceeds of the strategic investment; economic and financial market conditions generally and economic conditions in our service areas; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of or failure to consummate acquisitions or dispositions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Investor and Media Contact

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com

Tag: [Consolidated-Communications-Earnings]

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Consolidated Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$99,635	$155,561
Short-term investments	110,801	—
Accounts receivable, net	133,362	137,646
Income tax receivable	1,134	1,072
Prepaid expenses and other current assets	56,831	46,382
Assets held for sale	26,052	—
Total current assets	427,815	340,661

Property, plant and equipment, net	2,019,444	1,760,152
Investments	109,578	111,665
Goodwill	1,013,243	1,035,274
Customer relationships, net	73,939	113,418
Other intangible assets	10,557	10,557
Other assets	58,116	135,573
Total assets	$3,712,692	$3,507,300

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,953	$25,283
Advance billings and customer deposits	53,028	49,544
Accrued compensation	68,272	74,957
Accrued interest	17,819	21,194
Accrued expense	97,417	81,931
Current portion of long-term debt and finance lease obligations	7,959	17,561
Liabilities held for sale	97	—
Total current liabilities	285,545	270,470

Long-term debt and finance lease obligations	2,118,853	1,932,666
Deferred income taxes	194,458	171,021
Pension and other post-retirement obligations	214,671	300,373
Convertible security interest	—	238,701
Contingent payment rights	—	123,241
Other long-term liabilities	62,789	81,600
Total liabilities	2,876,316	3,118,072

Series A Preferred Stock, par value $0.01 per share; 10,000,000 shares authorized, 434,266 shares outstanding as of December 31, 2021; liquidation preference of $436,943 as of December 31, 2021	288,576	—

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 and 100,000,000 shares authorized as of December 31, 2021 and December 31, 2020, respectively, 113,647,364 and 79,227,607 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	1,137	792
Additional paid-in capital	740,746	525,673
Accumulated deficit	(141,599)	(34,514)
Accumulated other comprehensive loss, net	(59,571)	(109,418)
Noncontrolling interest	7,087	6,695
Total shareholders' equity	547,800	389,228
Total liabilities, mezzanine equity and shareholders' equity	$3,712,692	$3,507,300

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net revenues	$318,480	$326,124	$1,282,233	$1,304,028
Operating expenses:
Cost of services and products	137,832	138,927	569,629	560,644
Selling, general and administrative expenses	71,177	77,682	271,125	275,361
Acquisition and other transaction costs	—	7,646	—	7,646
Loss on impairment of assets held for sale	—	—	5,704	—
Depreciation and amortization	75,142	80,840	300,597	324,864
Income from operations	34,329	21,029	135,178	135,513
Other income (expense):
Interest expense, net of interest income	(38,173)	(48,376)	(175,195)	(143,591)
Loss on extinguishment of debt	—	(18,498)	(17,101)	(18,264)
Change in fair value of contingent payment rights	13,143	23,802	(86,476)	23,802
Other income, net	6,874	12,249	43,180	50,778
Income (loss) before income taxes	16,173	(9,794)	(100,414)	48,238
Income tax expense (benefit)	1,213	(2,956)	6,279	10,936
Net income (loss)	14,960	(6,838)	(106,693)	37,302
Less: dividends on Series A preferred stock	2,677	—	2,677	—
Less: net income (loss) attributable to noncontrolling interest	(131)	82	392	325

Net income (loss) attributable to common shareholders	$12,414	$(6,920)	$(109,762)	$36,977

Net income (loss) per basic and diluted common shares attributable to common shareholders	$0.12	$(0.09)	$(1.26)	$0.47

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$14,960	$(6,838)	$(106,693)	$37,302
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	75,142	80,840	300,597	324,864
Deferred income taxes	5,504	8,386	5,504	8,386
Cash distributions from wireless partnerships in excess of (less than) earnings	(150)	(157)	1,195	844
Pension and post-retirement contributions in excess of expense	(3,240)	(7,635)	(33,208)	(37,301)
Non-cash, stock-based compensation	2,937	2,046	10,097	7,533
Amortization of deferred financing costs and discounts	2,501	4,243	15,622	7,871
Non-cash interest expense on convertible security interest	6,593	7,875	30,927	7,875
Loss on extinguishment of debt	—	10,863	17,101	10,629
Loss (gain) on change in fair value of contingent payment rights	(13,143)	(23,802)	86,476	(23,802)
Loss on impairment of assets held for sale	—	—	5,704	—
Other adjustments, net	(406)	1,984	3,226	(2,501)
Changes in operating assets and liabilities, net	(67,810)	(10,175)	(17,681)	23,280
Net cash provided by operating activities	22,888	67,630	318,867	364,980
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(140,858)	(65,348)	(480,346)	(217,563)
Purchase of short-term investments	(20,801)	—	(175,764)	—
Proceeds from sale of assets	3,343	94	3,469	7,071
Proceeds from sale and maturity of investments	65,000	—	66,198	426
Net cash used in investing activities	(93,316)	(65,254)	(586,443)	(210,066)
FINANCING ACTIVITIES
Proceeds from bond offering	—	750,000	400,000	750,000
Proceeds from issuance of long-term debt	—	1,231,250	150,000	1,271,250
Proceeds from issuance of common stock	75,000	350,000	75,000	350,000
Payment of finance lease obligations	(1,900)	(1,777)	(6,365)	(9,020)
Payment on long-term debt	—	(1,774,075)	(397,000)	(1,867,838)
Retirement of senior notes	—	(440,509)	—	(444,717)
Payment of financing costs	—	(59,139)	(8,266)	(59,139)
Share repurchases for minimum tax withholding	(1,719)	(812)	(1,719)	(812)
Other	—	(1,472)	—	(1,472)
Net cash provided by (used in) financing activities	71,381	53,466	211,650	(11,748)
Net change in cash and cash equivalents	953	55,842	(55,926)	143,166
Cash and cash equivalents at beginning of period	98,682	99,719	155,561	12,395
Cash and cash equivalents at end of period	$99,635	$155,561	$99,635	$155,561

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Commercial and carrier:
Data and transport services (includes VoIP)	$90,103	$92,781	$362,365	$362,078
Voice services	41,391	44,862	171,750	181,700
Other	11,839	12,128	41,624	45,155
	143,333	149,771	575,739	588,933
Consumer:
Broadband (VoIP and Data)	66,983	66,253	269,323	263,059
Video services	15,371	17,547	65,114	74,343
Voice services	39,518	41,431	160,698	170,503
	121,872	125,231	495,135	507,905

Subsidies	17,671	17,402	69,739	71,989
Network access	27,846	31,314	120,487	125,261
Other products and services	7,758	2,406	21,133	9,940
Total operating revenue	$318,480	$326,124	$1,282,233	$1,304,028

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Commercial and carrier:
Data and transport services (includes VoIP)	$90,103	$91,101	$90,813	$90,348	$92,781
Voice services	41,391	42,619	43,461	44,279	44,862
Other	11,839	10,580	9,486	9,719	12,128
	143,333	144,300	143,760	144,346	149,771
Consumer:
Broadband (VoIP and Data)	66,983	68,604	67,981	65,755	66,253
Video services	15,371	16,163	16,799	16,781	17,547
Voice services	39,518	40,587	40,173	40,420	41,431
	121,872	125,354	124,953	122,956	125,231

Subsidies	17,671	17,264	17,465	17,339	17,402
Network access	27,846	29,923	31,115	31,603	31,314
Other products and services	7,758	1,743	3,110	8,522	2,406
Total operating revenue	$318,480	$318,584	$320,403	$324,766	$326,124

Consolidated Communications Holdings, Inc.

Schedule of Adjusted EBITDA Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$14,960	$(6,838)	$(106,693)	$37,302
Add (subtract):
Income tax expense (benefit)	1,213	(2,956)	6,279	10,936
Interest expense, net	38,173	48,376	175,195	143,591
Depreciation and amortization	75,142	80,840	300,597	324,864
EBITDA	129,488	119,422	375,378	516,693

Adjustments to EBITDA (1):
Other, net (2)	3,846	17,518	15,233	14,238
Investment income (accrual basis)	(10,260)	(9,793)	(42,307)	(41,062)
Investment distributions (cash basis)	9,880	9,483	43,040	41,529
Pension/OPEB cost (benefit)	3,430	(1,062)	(3,860)	(4,169)
Loss on extinguishment of debt	—	18,498	17,101	18,264
Loss on impairment	—	—	5,704	—
Change in fair value of contingent payment right	(13,143)	(23,802)	86,476	(23,802)
Non-cash compensation (3)	2,937	2,046	10,097	7,533
Adjusted EBITDA	$126,178	$132,310	$506,862	$529,224

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Year Ended
	December 31, 2022
	Range
	Low	High
Net income (loss)	$(10)	$8
Add:
Income tax expense (benefit)	(4)	3
Interest expense, net	125	120
Depreciation and amortization	295	290
EBITDA	406	421

Adjustments to EBITDA (1):
Other, net (2)	5	5
Pension/OPEB benefit	(11)	(11)
Non-cash compensation (3)	10	10
Adjusted EBITDA	$410	$425

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

December 31,
2021
Summary of Outstanding Debt:
Term loans, net of discount $10,308	$989,567
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	24,990
Total debt as of December 31, 2021	2,164,557
Less deferred debt issuance costs	(37,745)
Less cash on hand	(210,436)
Total net debt as of December 31, 2021	$1,916,376

Adjusted EBITDA for the 12 months ended December 31, 2021	$506,862

Total Net Debt to last 12 months Adjusted EBITDA	3.78x

Consolidated Communications Holdings, Inc.

Adjusted Net Income and Net Income Per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$14,960	$(6,838)	$(106,693)	$37,302
Integration and severance related costs, net of tax	511	13,171	2,865	13,201
Storm costs, net of tax	—	172	—	71
Loss on impairment of assets held for sale	—	—	5,704	—
Loss (gain) on disposition of wireless spectrum licenses, net of tax	—	—	2,643	(2,714)
Loss on disposition of fixed wireless, net of tax	—	—	3,087	—
Loss on extinguishment of debt, net of tax	—	13,674	12,648	13,501
Change in fair value of contingent payment rights	(13,143)	(23,802)	86,476	(23,802)
Non-cash interest expense for Searchlight note including amortization of discount and fees	7,317	10,131	39,323	10,131
Non-cash interest expense for swaps, net of tax	(282)	(175)	(964)	(727)
Change in deferred tax rate	—	(6)	—	(6)
Other, tax	1,663	1,346	1,663	1,346
Non-cash stock compensation, net of tax	2,172	1,512	7,468	5,568
Adjusted net income	$13,199	$9,185	$54,219	$53,871

Weighted average number of shares outstanding	100,024	77,515	87,293	72,752
Adjusted diluted net income per share	$0.13	$0.12	$0.62	$0.74

Notes:

Calculations above assume a 26.0% effective tax rate for the three months and year ended December 31, 2021 and 26.1% for the three months and year ended December 31, 2020.

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

FttP Passings
Fiber Gig+ capable (1)	605,710	494,160	397,123	320,806	275,000
DSL / Copper	2,146,377	2,255,556	2,347,816	2,421,292	2,460,853
Total Passings	2,752,087	2,749,716	2,744,939	2,742,098	2,735,853
% Fiber Gig+ Passings	22%	18%	14%	12%	10%

Consumer Broadband Connections
Fiber Gig+ capable (2)	86,122	81,539	77,521	74,495	70,610
DSL / Copper	298,442	309,122	315,959	323,507	330,747
Total Consumer Broadband Connections	384,564	390,661	393,480	398,002	401,357

Consumer Broadband Penetrations %
Fiber Gig+ capable	14%	13%	16%	18%	20%
DSL / Copper	14%	14%	14%	14%	14%
Total Consumer Broadband Penetration %	14%	14%	14%	15%	15%

Consumer Broadband ARPU	$57.60	$58.48	$57.26	$55.24	$54.41

Consumer ARPU	$78.58	$79.24	$77.84	$75.19	$75.25

Consumer Voice Connections	328,849	341,135	352,835	362,384	370,660

Video Connections	63,447	66,971	70,795	73,986	76,041

Fiber route network miles (long-haul, metro and FttP)	52,402	50,405	48,727	47,364	46,664

On-net buildings	14,981	14,625	14,253	13,910	13,564

Notes:

(1)	In Q1 2021, the Company launched a multi-year fiber build plan to upgrade 1.6 million passings by 2025 or 70% of our service area to fiber Gig+ capable services by 2025. In 2021, we completed 330,710 FttP passings compared to a target of 300,000.
(2)	15,601 existing Fiber non Gig connections upgraded to Fiber Gig+ capable. Prior quarters have been reclassified to reflect all Fiber connections.